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                                                                     Exhibit 99
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                                       For further information, please contact:
                                       S. Kelley MacDonald, Vice President,
                                           Corporate Communications,
                                       Unitrode Corporation,
                                       7 Continental Boulevard
                                       Merrimack, NH  03054
                                       (603) 429-8767
                                       e-mail: macdonald@unitrode.com



                 UNITRODE BOARD AUTHORIZES PROGRAM TO REPURCHASE
                 -----------------------------------------------
                  UP TO ONE MILLION SHARES OF ITS COMMON STOCK
                  --------------------------------------------

Merrimack, NH (March 16, 1999) -- Unitrode Corporation (NYSE--UTR), a manufacturer of analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, today announced that its Board of Directors has authorized the repurchase of up to one million shares of its Common Stock. It is expected that the Company will repurchase the shares from time to time in the open market. As of January 31, 1999, the Company has approximately 32.0 million shares outstanding.

Last week, Unitrode reported fiscal year 1999 net income, excluding special items, of $18.2 million, or $.56 per share, on net revenues of $157.8 million. The Company commented that the fourth quarter represented the third consecutive quarter-on-quarter of modest improvement in revenues and of double-digit growth in net income. Unitrode noted that fourth-quarter orders, which had strengthened across all market segments, exceeded shipments.

Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, principally to perform power management, portable power, and interface functions. Its products, branded under Unitrode and Benchmarq, are sold throughout the world for a variety of computer, tele- and data-communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.

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